Exhibit 99.1

JOHN B. SANFILIPPO & SON, INC.

NEWS RELEASE

COMPANY CONTACT:	Michael J. Valentine Chief Financial Officer 847-214-4509

FOR IMMEDIATE RELEASE

WEDNESDAY, FEBRUARY 1, 2012

SECOND QUARTER EPS INCREASES TO $0.87 FROM $0.48

Quarterly Comparison Overview:

•	Net sales were virtually unchanged

•	Sales volume decreased by 13.0%

•	Gross profit dollars increased by 30.1%

•	Net income increased by 80.9%

Elgin, IL, February 1, 2012 — John B. Sanfilippo & Son, Inc. (Nasdaq: JBSS)

(the “Company”) today announced operating results for its fiscal 2012 second quarter. Net income for the second quarter of fiscal 2012 was $9.4 million, or $0.87 per share diluted, compared to net income of $5.2 million, or $0.48 per share diluted, for the second quarter of fiscal 2011. Net income for the first two quarters of fiscal 2012 was $11.8 million, or $1.09 per share diluted, compared to net income of $6.3 million, or $0.58 per share diluted, for the first two quarters of fiscal 2011.

Net sales of $223.3 million for the second quarter of fiscal 2012 were virtually unchanged from net sales of $223.6 million for the second quarter of fiscal 2011. Sales volume, which is measured as pounds sold, decreased by 13.0%. Despite the decline in sales volume, net sales remained constant due to price increases that were implemented over the last twelve months for virtually all of the products that the Company sells. The decrease in sales volume in the quarterly comparison occurred primarily in the consumer distribution channel and decreased to a lesser extent in all other distribution channels. Sales volume declined for all major products except fruit and nut mixes. The sales volume decline in the quarterly comparison was mainly attributable to the impact of higher selling prices on consumer demand for the Company’s products. The decline in sales volume was also attributable in part to the loss of business with three private label customers who elected not to accept price increases. The gross profit associated with this lost business was not significant. The sales volume attributable to this lost business accounted for approximately 18% of the total sales volume decline. Limited supplies of walnuts and pecans also contributed to the total sales volume decline.

For the first two quarters of fiscal 2012, net sales increased to $380.1 million from $370.4 million for the first two quarters of fiscal 2011. The increase in net sales in the year to date comparison was also attributable to price increases. Sales volume decreased by 10.4%. As was the case in the quarterly comparison, the decrease in sales volume in the year to date comparison occurred primarily in the consumer distribution channel and decreased to a lesser extent in all other distribution channels. Sales volume declined for all major products except almonds. The sales volume decline in the year to date comparison was mainly attributable to the impact of higher selling prices on consumer demand for the Company’s products. The decline in sales volume was also attributable in part to the loss of business with three private label customers who elected not to accept price increases. The gross profit associated with this lost business was not significant. The sales volume attributable to this lost business accounted for approximately 29% of the total sales volume decline. Limited supplies of walnuts and pecans also contributed to the total sales volume decline.

The gross profit margin, as a percentage of net sales, increased to 15.9% for the second quarter of fiscal 2012 from 12.2% for the second quarter of fiscal 2011. The gross profit margin, as a percentage of net sales, increased to 15.1% for the first two quarters of fiscal 2012 from 12.9% for the first two quarters of fiscal 2011. The increase in the gross profit margins in the quarterly and year-to-date comparisons was almost entirely attributable to an improvement in the alignment of selling prices and acquisition costs.

Total operating expenses for the second quarter of fiscal 2012 increased to 8.8% of net sales from 7.8% of net sales for the second quarter of fiscal 2011. Total operating expenses for the first two quarters of fiscal 2012 increased to 9.5% of net sales from 9.3% of net sales for the first two quarters of fiscal 2011. The increase in total operating expenses, as a percentage of net sales, in the quarterly and year to date comparisons was mainly attributable to recording incentive compensation expense, which was not incurred in the same periods in fiscal 2011, and an increase in marketing and promotional expense. The increases in these expenses were partially offset by decreases in freight expense due to lower sales volume and broker commissions expense due primarily to a shift in customer mix. Additionally, total operating expenses for the second quarter of fiscal 2011 were favorably impacted by an insurance settlement related to the fiscal 2009 pistachio recall and by the forfeiture of amounts previously accrued for incentive compensation. These reductions in total operating expenses for the second quarter of fiscal 2011 were offset in part by increases in operating expenses for litigation accruals and the projected earn-out payments related to the Company’s acquisition of Orchard Valley Harvest, Inc. The net impact of these four items on total operating expenses for the second quarter of fiscal 2011 was a reduction of $0.9 million. The net impact of these four items on total operating expenses for the first two quarters of fiscal 2011 was insignificant.

Interest expense for the second quarter of fiscal 2012 declined to $1.3 million from $1.6 million for the second quarter of fiscal 2011. Interest expense for the first two quarters of fiscal 2012 was $2.6 million compared to $3.1 million for the first two quarters of fiscal 2011. The decrease in interest expense in both the quarterly and year to date comparisons was attributable primarily to lower average short-term borrowings. The decline in short-term borrowings occurred mainly because of delayed deliveries of pecans due to a late harvest.

The total value of inventories on hand at the end of the second quarter of fiscal 2012 decreased by $4.9 million or 3.0% as compared to the total value of inventories on hand at the end of the second quarter of fiscal 2011. The quantity of raw nut input stocks on hand at the end of the second quarter of fiscal 2012 decreased by 22.2% when compared to the quantity of raw nut input stocks on hand at the end of the second quarter of fiscal 2011. The weighted average cost per pound of raw nut input stocks on hand at the end of the second quarter of fiscal 2012 increased by 25.1% as compared to the weighted average cost per pound of raw nut input stocks on hand at the end of the second quarter of fiscal 2011 mainly because of significantly higher acquisition costs for most major tree nuts and peanuts. The value of finished goods inventory on hand at the end of the second quarter of fiscal 2012 decreased by 7.7% as compared to the value of finished goods on hand at the end of the second quarter of fiscal 2011 because of a 13.7% decline in the quantity on hand.

“Net income improved significantly in the quarterly comparison as gross profit margins returned to targeted levels for the majority of the products that we sell. The improvement in gross profit margins occurred as a result of our efforts to improve the alignment of selling prices and acquisition costs,” explained Jeffrey T. Sanfilippo, Chairman and Chief Executive Officer. “Higher selling prices and difficult economic conditions combined to have a negative impact, not only on consumer demand for many of our products, but also on the nut category as a whole,” Mr. Sanfilippo noted. “For example, Nielsen data for total category volume sales in the United States food, drug and mass merchandise channels show declines of 10.4% for snack nuts and 11.5% for baking nuts for the fourth calendar quarter of 2011 compared to 2010. Our sales volume decrease in the consumer distribution channel in the quarterly comparison that was attributable to the impact of higher selling prices was similar to the volume decline in the total category data,” Mr. Sanfilippo stated. “Market prices for most nuts remain at historically high levels. We anticipate that walnut and peanut market prices may continue to increase due to increased global demand and shortages, respectively, while market prices for cashews should begin to decline by the end of our third quarter,” Mr. Sanfilippo concluded.

The Company will host an investor conference call and webcast on Thursday, February 2, 2012, at 10:00 a.m. Eastern (9:00 a.m. Central) to discuss these results. To participate in the call via telephone, dial 888-713-4216 from the U.S. or 617-213-4868 internationally and enter the participant passcode of 17532215. This call is being webcast by Thomson/CCBN and can be accessed at the Company’s website at www.jbssinc.com.

Some of the statements of Jeffrey T. Sanfilippo in this release are forward-looking. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will”, “intends”, “may”, “believes”, “anticipates”, “should” and “expects” are based on the Company’s current expectations or beliefs concerning future events and involve risks and uncertainties. Consequently, the Company’s actual results could differ materially. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where expressly required to do so by law. Among the factors that could cause results to differ materially from current expectations are: (i) the risks associated with our vertically integrated model with respect to pecans, peanuts and walnuts; (ii) sales activity for the Company’s products, such as a decline in sales to one or more key customers or a decline in sales of private label products; (iii) changes in the availability and costs of raw materials and the impact of fixed price commitments with customers; (iv) the ability to pass on price increases to customers as commodity costs rise and the potential for a negative impact on demand for and sales of our products from price increases; (v) the ability to measure and estimate bulk inventory, fluctuations in the value and quantity of the Company’s nut inventories due to fluctuations in the market prices of nuts and bulk inventory estimation adjustments, respectively, and decreases in the value of inventory held for other entities, where the Company is financially responsible for such losses; (vi) the Company’s ability to appropriately respond to, or lessen the negative impact of, competitive and pricing pressures; (vii) losses associated with product recalls, product contamination or other food safety issues, or the potential for lost sales or product liability if customers lose confidence in the safety of the Company’s products or in nuts or nut products in general, or are harmed as a result of using the Company’s products; (viii) the ability of the Company to retain key personnel; (ix) the effect of the group that owns the majority of the Company’s voting securities (which may make a takeover or change in control more difficult), including the effect of the agreements pursuant to which such group has pledged a substantial amount of the Company’s securities that it owns; (x) the potential negative impact of government regulations, including the Public Health Security and Bioterrorism Preparedness and Response Act and laws and regulations pertaining to food safety; (xi) the Company’s ability to do business in emerging markets; (xii) uncertainty in economic conditions, including the potential for economic downturn; (xiii) the Company’s ability to obtain additional capital, if needed; (xiv) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company’s control; (xv) the adverse effect of litigation and/or legal settlements, including increased employment-related legal claims against or settlements with the Company, which have become more prevalent in the current economic environment, including potential unfavorable outcomes exceeding any amounts accrued; and (xvi) losses associated with our status as a licensed nut warehouse operator under the United States Warehouse Act.

John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of nut and dried fruit based products that are sold under a variety of private labels and under the Company’s Fisher®, Orchard Valley HarvestTM and Sunshine Country® brand names.

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JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands, except earnings per share)

	For the Quarter Ended		For the Twenty-six Weeks Ended
	December 29, 2011	December 23, 2010	December 29, 2011	December 23, 2010
Net sales	$223,309	$223,600	$380,109	$370,388
Cost of sales	187,868	196,364	322,902	322,611

Gross profit	35,441	27,236	57,207	47,777

Operating expenses:
Selling expenses	12,320	11,781	22,345	21,987
Administrative expenses	7,339	5,566	13,589	12,417

Total operating expenses	19,659	17,347	35,934	34,404

Income from operations	15,782	9,889	21,273	13,373

Other (expense):
Interest expense	(1,303)	(1,643)	(2,641)	(3,090)
Rental and miscellaneous (expense), net	(301)	(202)	(607)	(507)

Total other expense, net	(1,604)	(1,845)	(3,248)	(3,597)

Income before income taxes	14,178	8,044	18,025	9,776
Income tax expense	4,824	2,872	6,229	3,525

Net income	$9,354	$5,172	$11,796	$6,251

Basic earnings per common share	$0.87	$0.48	$1.10	$0.59

Diluted earnings per common share	$0.87	$0.48	$1.09	$0.58

Weighted average shares outstanding
— Basic	10,711,430	10,667,302	10,697,039	10,662,387

— Diluted	10,776,610	10,766,547	10,775,278	10,766,152

JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands, except per share amounts)

	December 29, 2011	June 30, 2011	December 23, 2010
ASSETS
CURRENT ASSETS:
Cash	$3,555	$1,321	$3,701
Accounts receivable, net	50,738	39,031	45,952
Inventories	155,938	128,938	160,794
Deferred income taxes	4,882	4,882	4,813
Prepaid expenses and other current assets	6,732	3,079	5,427

	221,845	177,251	220,687

PROPERTIES, NET:	150,672	153,692	159,570

OTHER ASSETS:
Intangibles	12,430	13,917	14,948
Goodwill	—	—	5,662
Other	7,009	6,928	7,581

	19,439	20,845	28,191

	$391,956	$351,788	$408,448

LIABILITIES & STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Revolving credit facility borrowings	$24,994	$47,985	$42,260
Current maturities of long-term debt	10,466	10,809	15,244
Accounts payable	74,717	28,260	72,177
Book overdraft	4,535	1,639	5,830
Accrued expenses	23,673	22,404	24,722
Income taxes payable	3,188	817	2,196

	141,573	111,914	162,429

LONG-TERM LIABILITIES:
Long-term debt	40,866	42,430	41,110
Retirement plan	10,662	10,567	10,021
Deferred income taxes	1,606	2,050	4,761
Other	1,064	1,120	3,378

	54,198	56,167	59,270

STOCKHOLDERS’ EQUITY:
Class A Common Stock	26	26	26
Common Stock	82	82	82
Capital in excess of par value	103,050	102,608	102,150
Retained earnings	97,233	85,437	88,853
Accumulated other comprehensive loss	(3,002)	(3,242)	(3,158)
Treasury stock	(1,204)	(1,204)	(1,204)

	196,185	183,707	186,749

	$391,956	$351,788	$408,448

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